Exhibit 10.1

Execution Version

INVESTMENT AGREEMENT

EXECUTED ON

OCTOBER 2, 2006

AMONG

ALPHAVILLE PARTICIPAÇÕES S.A.,

RENATO DE ALBUQUERQUE and

NUNO LUIS DE CARVALHO LOPES ALVES,

AS SHAREHOLDERS,

AND

GAFISA S.A.,

AS INVESTOR,

AND, AS AGREEING INTERVENING PARTIES,

ALPHAVILLE URBANISMO S.A.,

FATE ADMINISTRAÇÃO E INVESTIMENTOS LTDA. and

NLA ADMINISTRAÇÃO E PARTICIPAÇÕES LTDA.

By means of this instrument, the parties below, on one side,

I. ALPHAVILLE PARTICIPAÇÕES S.A., a joint stock company with head offices in the City of Barueri, State of São Paulo, at Avenida Cauaxi, 293, 2o andar, sala 24, Alphaville, Centro Comercial Alphaville, enrolled at the Brazilian Corporate Tax Payer Registry (“Cadastro Nacional da Pessoa Jurídica – CNPJ”) under number 07.886.642/0001-89, herein represented in accordance with its bylaws (henceforth referred to as “ALPHAPAR”)

II. RENATO DE ALBUQUERQUE, Brazilian, married, engineer-architect, holder of Brazilian National ID (“RG”) number 856.180/SSP-SP and enrolled at the Brazilian Individual Tax Payer Registry (“Cadastro Pessoa Física – CPF”) under number 007.477.268-68, resident and domiciled in the City of Barueri, State of São Paulo, at Alameda Noruega, 316, Alphaville Residencial 1 (henceforth referred to as “RENATO”); and

III. NUNO LUIS DE CARVALHO LOPES ALVES, Portuguese, married, lawyer, holder of Brazilian National ID (“RG”) no 9.202.842/SSP-SP and enrolled at the Brazilian Individual Tax Payer Registry (“Cadastro Pessoa Física – CPF”) under number 808.391.778-87, resident and domiciled in the City of Barueri, State of São Paulo, at Alameda Atenas, 210, Alphaville Residencial I (henceforth referred to as “NUNO” and, together with ALPHAPAR and RENATO, as “SHAREHOLDERS”);

And, on the other side,

IV. GAFISA S.A., a company with head offices at Avenida das Nações Unidas, 4777, 9o andar, City and State of São Paulo, enrolled at the Brazilian Corporate Tax Payer Registry (“Cadastro Nacional da Pessoa Jurídica – CNPJ”) under number 01.545.826/0001-07, herein represented in accordance with its bylaws (henceforth referred to as “INVESTOR” and, together with the SHAREHOLDERS and the Company, as “PARTIES”).

And, additionally, as Agreeing Intervening Parties, subject to the obligations set under the provisions of this Agreement;

V. ALPHAVILLE URBANISMO S.A., a joint stock company with head offices in the City of Barueri, State of São Paulo, at Avenida Cauaxi, 293, 2o andar, Alphaville, Centro Comercial Alphaville, enrolled at the Brazilian Corporate Tax Payer Registry (“Cadastro Nacional da Pessoa Jurídica – CNPJ”) under number 00.446.918/001.69, herein represented in accordance with its bylaws (henceforth referred to as “COMPANY”);

VI. FATE ADMINISTRAÇÃO E INVESTIMENTOS LTDA., a limited company with head offices in the City of Barueri, State of São Paulo, at Avenida Cauaxi, 293, 2o andar, Alphaville Centro Industrial e Empresarial, CEP 06454-943, enrolled at the Brazilian Corporate Tax Payer Registry (“Cadastro Nacional da Pessoa Jurídica – CNPJ”) under number 07.862.780/0001-28 (henceforth referred to as “FATE”); and

VII. NLA ADMINISTRACAO E PARTICIPACÕES LTDA., a limited company with head offices in the City of Barueri, Estate of São Paulo, at Avenida Cauaxi, 293, 2o andar, sala 01, enrolled at the Corporate Tax Payer Registry (CNPJ/MF) under the number 05.430.043/0001-20 (henceforth referred to as “NLA” and, together with FATE, as “PERSONAL HOLDINGS”);

WHEREAS the Company is a joint stock company set with the purpose of engaging in the structuring of residential and commercial urban development ventures in several Brazilian cities under the name “Alphaville”, in accordance with the provisions of Law no. 4591 of December 16, 1964 and Law no. 6766 of December 19, 1979;

WHEREAS, at the present time, the Company’s total share capital, represented by 30,983 (thirty thousand, nine hundred and eighty-three) nominative ordinary shares, without face value, is held by ALPHAPAR;

WHEREAS the INVESTOR wishes to acquire (via purchase and subscription) the total number of shares issued by the Company in 3 (three) separate and consecutive stages, in accordance with the terms of this Agreement (“Investment”);

WHEREAS, in order to make the Investment in the Company viable and to become the owner of shares representing 100% (one hundred percent) of the Company’s share capital, the INVESTOR intends to (i) purchase, from the SHAREHOLDERS, the Existing Ordinary Shares, as well as (ii) subscribe the New Ordinary Shares, in accordance with the terms and conditions of this Agreement (the purchase of the Existing Ordinary Shares and the subscription of the New Ordinary Shares, by the INVESTOR, as well as any other acts necessary for the implementation of the Investment, are henceforth referred to as “Transaction”); and

WHEREAS, following the acquisition of the Existing Ordinary Shares and the subscription of the New Ordinary Shares, the INVESTOR shall hold 100% (one hundred percent) of the Company’s total share capital,

THEREFORE, in consideration for the promises and the performance of the covenants herein contained, the parties hereto agree as follows:

CHAPTER I

DEFINITIONS

1.1. Definitions. The terms in upper case listed below shall have the following meaning in the context of this Agreement:

(i)	“Lawsuit(s) and/or Proceeding(s)” is defined as an administrative proceeding or lawsuit filed by a third party, including any governmental authority;

(ii)	“SHAREHOLDERS” is defined as ALPHAPAR, RENATO and NUNO (considered as a group), which/who shall transfer the Existing Ordinary Shares to the INVESTOR in line with the provisions of this Agreement;

(iii)	“INVESTOR Shares” is defined in Clause 2.4.1.2. of this Agreement;

(iv)	“Existing Ordinary Shares” is defined as nominative ordinary shares, without face value, representing the share capital of the Company, which have already been issued as of this date, and which shall be acquired by the INVESTOR, in accordance with the terms and conditions of this Agreement;

(v)	“Shareholders’ Agreement” is defined as the shareholders’ agreement to be entered into by and between ALPHAPAR and the INVESTOR on the Closing Date, in line with the provisions in Annex 2.2.1. (g) of this Agreement;

(vi)	“Affiliate” is defined as any natural person or legal entity who/which, directly or indirectly, at any time, Controls any of the Parties, is Controlled by any of the Parties, or is under the same Control as any of the Parties;

(vii)	“Closing Extraordinary Shareholders’ Meeting” is defined as the Company’s extraordinary shareholders’ meeting by means of which the New Ordinary Shares will be issued;

(viii)	“Adjustment” is defined at the adjustment to be eventually applied on the First Installment, in accordance with the provisions of Chapter III of this Agreement;

(ix)	“Governmental Authority” is defined as any department, central bank, tribunal, commission, council, agency, entity or body which is part of the direct or indirect municipal, state or federal administration of the Brazilian Federative Republic.

(x)	“Appraisal of the Company” is defined in Clause 2.4.4. of this Agreement;

(xi)	“Base Balance Sheet” is defined as the Company’s balance sheet as of June 30, 2006, which is included in Annex 3.1.2. of this Agreement;

(xii)	“Closing Balance Sheet” is defined in Clause 3.1.1. of this Agreement;

(xiii)	“Investment Bank” is defined in Clause 2.4.4. of this Agreement;

(xiv)	“Chamber” is defined in Clause 12.3. of this Agreement;

(xv)	“Associate” is defined as another legal entity in which any of the Parties or their Affiliates holds at least 10% (ten percent) of the share capital, without however Controlling the relevant legal entity;

(xvi)	“Suspensive Conditions” is defined in Clause 2.2. of this Agreement;

(xvii)	“Agreement” is defined as this Investment Agreement;

(xviii)	“Controlled Company(ies)” is defined as any other legal entity under the Control of another legal entity or natural person;

(xix)	“Controlling Person(s)” is defined as a natural person or legal entity who/which Controls another legal entity;

(xx)	“Control” (including the terms “to Control”, “Controlled by” and “Under the Same Control as”) is defined as the ownership (direct or indirect) of shareholders’ rights which, as a result of the application of the law or of a contractual clause, ensures, on a permanent basis, directly or indirectly: (i) the majority of votes on matters debated during shareholders’ general meetings; and (ii) the power to appoint the majority of the members of the administration of the relevant legal entity;

(xi)	“Calculation Criteria for the Transfer of INVESTOR Shares” is defined in Clause 2.5. of this Agreement;

(xxii)	“Ordinary Course of Business” is defined as the carrying out of usual practices in the management of the business in which a legal entity is engaged;

(xxiii)	“Execution Date” is defined as the date of execution of this Agreement;

(xxiv)	“Closing Date” is defined as the date on which the Parties will carry out the acts described in Clause 5.2.;

(xxv)	“Closing Date of the Second Stage in Currency” is defined in Clause 2.4.8.2. of this Agreement;

(xxvi)	“Pre-Closing Date” is defined in Clause 2.2.3. of this Agreement;

(xxvii)	“Urban Development Venture(s)” is defined as a urban development initiative (either residential or commercial) in any of a number of different Brazilian cities, in accordance with Law no. 4591 of December 16, 1964 and Law no. 6766 of December 19, 1979, and subsequent associated legislation, under the name “Alphaville”;

(xxviii)	“Closing” is defined as the set of acts necessary for the performance of the First Stage of the Transaction;

(xxix)	“Adjustment Formula” is defined in Clause 3.1.2. of this Agreement;

(xxx)	“Fund Aldeia do Vale” (“Fundo Aldeia do Vale”) is defined as Aldeia do Vale Fundo de Investimento Imobiliário, an entity enrolled at the Brazilian Corporate Tax Payer Registry (“Cadastro Nacional da Pessoa Jurídica – CNPJ”) under number 01.792.958/0001-25, which was granted a registration for the public distribution of stock by the Brazilian Securities Commission (“Comissão de Valores Mobiliários – CVM”) on May 20, 1997;

(xxxi)	“Fund Alphaville” (“Fundo Alphaville”) is defined as Fundo Alphaville de Investimento Imobiliário, an entity incorporated in October 1997 and enrolled at the Brazilian Corporate Tax Payer Registry (“Cadastro Nacional da Pessoa Jurídica – CNPJ”) under number 01.785.852/0001-02;

(xxxii)	“Personal Holdings” is defined in the recital to this Agreement;

(xxxiii)	“Investment” is defined in the recital to this Agreement;

(xxxiv)	“LIESA” is defined as Lagoa dos Ingleses Empreendimentos Imobiliários S.A., a legal entity with head offices in the City of Nova Lima, State of Minas Gerais, at Avenida Picadilly, 150, sala 201 (parte), Alphaville, Lagoa dos Ingleses, enrolled at the Brazilian Corporate Tax Payer Registry (“Cadastro Nacional da Pessoa Jurídica – CNPJ”) under number 01.635.280/0001-77;

(xxxv)	“LIUSA” is defined as Lagoa dos Ingleses Urbanismo S.A., a legal entity with head offices in the City of Nova Lima, State of Minas Gerais, at Avenida Picadilly, 150, sala 201 (parte), Alphaville, Lagoa dos Ingleses, enrolled at the Brazilian Corporate Tax Payer Registry (“Cadastro Nacional da Pessoa Jurídica – CNPJ”) under number 01.535.320/0001-09;

(xxxvi)	“Indemnification Notification” is defined in Clause 7.4. of this Agreement;

(xxxvii)	“New Ordinary Shares” is defined as nominative ordinary shares, without face value, representative of the Company’s share capital, to be issued in accordance with the Closing Extraordinary Shareholders’ Meeting and subscribed and paid in by the INVESTOR on the same date, and that, once added to the Existing Ordinary Shares object of the First Stage, shall grant the INVESTOR a participation equivalent to 60% (sixty percent) of the Company’s share capital;

(xxxviii)	“Obligation to Indemnify” is defined in Clause 7.2. of this Agreement;

(xxxix)	“ALPHAPAR’s Obligation to Indemnify” is defined in Clause 7.1. of this Agreement;

(xl)	“INVESTOR’s Obligation to Indemnify” is defined in Clause 7.2. of this Agreement;

(xli)	“Lien” is defined as any onus, burden or limitation (real or personal and judicial or extrajudicial), pledge, seizure, servitude, doubt, debt, litigation, legal or conventional mortgage, rent, occupation charge, pension, attachment, open debit (including of a tax, environmental or urban planning nature), real or personal right (including guarantee), listing, judicial or extrajudicial demand relating, directly or indirectly, to the relevant asset, dispossession, leasing, partnership, loan for use, letting, duty, option, usufruct, preference right, restriction to the transfer in line with the terms of any shareholders’ agreement or similar instrument, or any other restriction, of whatever nature, which may affect the validity and/or enforceability of the full and free exercise of ownership rights, or which may in any way pose obstacles to the disposal of such asset, at any given time;

(xlii)	“Parties” is defined in the recital to this Agreement;

(xliii)	“Company’s Partners” or “Partners” is defined as all counterparties to either the Company or its Related Parties in the context of real estate partnership agreements;

(xliv)	“Indemnifying Party” is defined in Clause 7.4. of this Agreement;

(xlv)	“Party to be Indemnified” is defined in Clause 7.4. of this Agreement;

(xlvi)	“Innocent Party” is defined in Clause 2.2.5. of this Agreement;

(xlvii)	“Related Parties” is defined as (a) any of the Parties, their Controlling Companies and their Affiliates and Associates; (b) ancestors, descendents and relatives of Nuno and Renato up to the forth degree (first cousins) and respective spouses and partners, (c) spouses of Nuno and Renato, as well as their ancestors, descendents and relatives up to the forth degree (first cousins); and (d) other dependents listed in the Income Tax Return filed by any of the Parties;

(xlviii)	“Remaining Participation” is defined as all of the Ordinary Shares issued by the Company which are held by the SHAREHOLDERS, at any given time, and which have not been acquired by the INVESTOR during the First Stage;

(xlix)	“Loss(es)” is defined in Clause 7.1. of this Agreement;

(l)	“Indemnification Timescale” is defined in Clause 7.5. of this Agreement;

(li)	“First Stage Price” is defined in Clause 2.4.1.2. of this Agreement;

(lii)	“Transaction Price” is defined in Clause 2.3.1. of this Agreement;

(liii)	“Subscription Price” is defined as the subscription price to be paid by the INVESTOR for the New Ordinary Shares;

(liv)	“First Appraisal” is defined in Clause 2.4.5. of this Agreement;

(lv)	“First Stage” is defined as the first stage of the Transaction, as described in Clause 2.4.1. of this Agreement, during which the INVESTOR shall acquire shares representing 60% (sixty percent) of the Company’s share capital;

(lvi)	“First Installment” is defined as the first installment of the Transaction Price, to be paid by the INVESTOR to the SHAREHOLDERS, in accordance with the provisions in Clause 2.4.1.;

(lvii)	“First Block” is defined in Clause 2.6. of this Agreement;

(lviii)	“Chamber Regulations” is defined in Clause 12.3. of this Agreement;

(lix)	“Corporate Reorganization” is defined in Clause 2.1.1. of this Agreement;

(lx)	“Second Appraisal” is defined in Clause 2.4.6. of this Agreement;

(lxi)	“Second Stage” is defined as the second stage of the Transaction, as described in Clause 2.4.3. of this Agreement, during which the INVESTOR will acquire 50% (fifty percent) of the total shares representative of the Company’s share capital held, at that time, by the SHAREHOLDERS;

(lxii)	“Second Installment” is defined as the second installment of the Transaction Price, to be paid by the INVESTOR to ALPHAPAR in line with the provisions set in the Clause 2.4.5.;

(lxiii)	“Subsidiary” is defined as any company (including partnerships with ostensive and secret partners) in which AUSA holds or may hold in the future a participation, either controlling or not, including the Controlled companies, as well as consortiums or other projects in which AUSA is a party, regardless of the corporate structure adopted by such consortiums or projects;

(lxiv)	“Third Stage” is defined as the third stage of the Transaction, as described in Clause 2.4.3. of this Agreement, by means of which the INVESTOR shall acquire all of the shares issued by the Company which are held by the SHAREHOLDERS at that time;

(lxv)	“Third Installment” is defined as the third installment of the Transaction Price, to be paid by the INVESTOR to ALPHAPAR in line with the provisions set in the Clause 2.4.9.;

(lxvi)	“Transaction” is defined in the recital to this Agreement;

(lxvii)	“Value of the Company” is defined in Clause 2.4.5. of this Agreement;

(lxviii)	“Final Value of the Company” is defined as the Value of the Company to be applied for the purpose of calculating the Second and Third Installments; and

(lxix)	“Security” is defined as securities instruments or any other rights or participation which may be converted into, exchanged for, or in any other way give their owners rights which, if exercised, would result in the direct or indirect ownership of shares, including (but not limited to) options, warrants and contracts or commitments of any other nature.

CHAPTER II

THE INVESTMENT

2.1. Purpose. The purpose of this Agreement is the acquisition, by the INVESTOR, of shares representing 100% (one hundred percent) of the Company’s share capital, in three separate and consecutive stages, in accordance with the terms and conditions of this Agreement and subject to the suspensive conditions listed in Clause 2.2., below, and on the basis of the representations and warranties herein provided by the Parties.

2.1.1.	The corporate structure necessary to make the Transaction viable, and therefore to determine the quantity and form of transfer of INVESTOR Shares to each of the SHAREHOLDERS, in accordance with Clause 2.5., below, (“Corporate Reorganization”) is described in Annex 2.1.1. of this Agreement.

2.2. Suspensive Conditions and Conditions Precedent. The Transaction is dependent on the implementation and confirmation of the conditions precedent by the Closing Date. The Suspensive Conditions and Conditions Precedent are defined below (“Suspensive Conditions” and Conditions Precedent to the Closing”, respectively).

2.2.1.	The Suspensive Conditions applying to the Transaction are the following:

(a)	the hiring, by the Company, of PriceWaterhouse Coopers, and the delivery, by PriceWaterhouse Coopers, of the First Installment Adjustment results by 11.30.2006, in the form prescribed in Clauses 2.4.2. and 3.1. of this Agreement;

(b)	the Company securing the prior agreement, with respect to the Transaction, of its counterparties in agreements which include provisions contemplating the early maturity of obligations, or any other clauses which may adversely affect the Company in the event of transfer of control or performance of any of the acts prescribed under this Agreement, although the Company may, alternatively, choose to terminate any such agreements. The Agreements in relation to which this provision shall apply are listed in Annex 2.2.1. (b) of this Agreement;

(c)	the registration, at the competent Board(s) of Trade, of all corporate acts relating to (i) the first stage of the Corporate Reorganization and (ii) the amendment of the bylaws of Kraho Empreendimentos Imobiliários Ltda., Alphaville Manaus Empreendimentos Imobiliários Ltda. and Alphaville Campo Grande Empreendimentos Imobiliários Ltda., with the purpose of certifying the transfer of the ownership of these legal entities to the Company;

(d)	the delivery, by the INVESTOR, on the Pre-Closing Date, of a letter addressed to the INVESTOR itself, in line with Annex 2.2.1.(d), signed by its shareholders Brazil Development Equity Investments LLC, Emerging Markets Capital Investments, EIP Brazil Holdings and El Fund II Brazil, in their capacity as current holders of more than 10% (ten percent) of the INVESTOR’s share capital each, in which such shareholders agree to the appointment, by the SHAREHOLDERS, of one member of the INVESTOR’s Board of Directors, and commit to exercise their respective voting rights in such a manner as to support the election of the Director appointed by the SHAREHOLDERS at the INVESTOR’s Shareholders’ General Meeting to take place in April 2007;

(d.1.) The SHAREHOLDERS may not appoint the CEO of the Company as a member of the INVESTOR’s Board of Director.

(e)	the delivery, by the INVESTOR, on the Pre-Closing Date, of the Minutes of the Meeting held by the INVESTOR’s Board of Directors approving the member appointed by the SHAREHOLDERS for the Board of Directors’ vacancy, in line with Annex 2.2.1. (e) of this Agreement; and

(f)	the execution, on the Closing Date, of the Shareholders’ Agreement, as well as its registration in the Company’s Nominative Shares Registry.

2.2.2.	Subject to the provisions set in 2.2.5., the performance, by the Parties, of the following obligations, is condition precedent to the Transaction (“Conditions Precedent to the Closing”):

(a)	The obligation of the SHAREHOLDERS, the INVESTOR, the Company and its Subsidiaries to ensure that the representations and warranties provided by each of them in this Agreement are true and correct as of the Closing Date, as if such representations and warranties had been provided on that date;

(b)	The Company and the SHAREHOLDERS’ obligation to keep in force and effect any and all authorizations and licenses necessary for engaging in activities relating to Urban Development Ventures; and

(c)	The Company and the SHAREHOLDERS’ obligations not to amend the bylaws of the Company or its Subsidiaries, not to approve any merger, split, disposal or any other form of corporate restructuring involving the Company and/or its Subsidiaries, or any declaration of dividends or interest on shareholders’ equity (except for the Corporate Reorganization), and not to decide on any other matter described in Clause 8.1. of this Agreement and which, by whatever reason, may not have been expressly provided for in this instrument;

2.2.3.	The Parties commit to carry out a meeting 5 (five) business days before the Closing Date (“Pre-Closing Date”), during which the SHAREHOLDERS, ALPHAPAR, the Company and the INVESTOR, as the case may be, shall present proof of confirmation of the Suspensive Conditions and of observance and performance of the Conditions Precedent to the Closing mentioned above.

2.2.4.	The Agreement shall not have any effect before the verification of the Suspensive Conditions and the Conditions Precedent to the Closing. The Agreement shall be deemed extinct, without onus to any of the Parties, should the Suspensive Conditions and the Conditions Precedent to the Closing are not verified by December 1, 2006, unless the Party which has failed to meet its obligations opts for the application of the provisions set in item 2.2.5., below.

2.2.5.	In the event that one of the Suspensive Conditions or one of the Conditions Precedent to the Closing is not met within the timescale above, due to act or omission on the part of the Party responsible for its performance, the other Party (“Innocent Party”) may, instead of declaring the Agreement extinct: (i) grant an additional period of up to 60 (sixty) days for the Party in default to take any necessary measures within its powers, and, additionally, (ii) demand the payment of a daily penalty of R$10,000.00 (ten thousand reais). If, at the end of this additional period, the relevant Suspensive Condition or Condition Precedent to the Closing remains unperformed, the Innocent Party may, without prejudice to its right to demand the payment of the penalty applicable in view of the delay, choose to (i) consider the Agreement extinct, or (ii) waive the performance of the pending Suspensive Condition or Condition Precedent to the Closing, in which case the terms and conditions of this Agreement shall come into force and effect.

2.3. Transaction Structure and Price. The Transaction shall be implemented in three stages, as follows:

(a)	In the First Stage,

(i)	The INVESTOR shall subscribe and pay in the New Ordinary Shares; the Subscription Price of these New Ordinary Shares shall be R$20,000,000.00 (twenty million reais), to be paid during the Closing Extraordinary Shareholders’ Meeting; and

(ii)	The INVESTOR, by means of the Corporate Reorganization mentioned in Annex 2.1.1. of this Agreement, shall become the owner of the Existing Ordinary Shares, which, together with the New Ordinary Shares, shall represent 60% (sixty percent) of the Company’s share capital (after the implementation of the Corporate Reorganization);

(b)	In the Second Stage, the INVESTOR shall become the owner of Existing Ordinary Shares representing, as of the date of the acquisition, 50% (fifty percent) of the total shares issued by the Company and held by the SHAREHOLDERS at that time, through an operation to be jointly structured by the parties; and

(c)	In the Third Stage, the INVESTOR shall become the owner of Existing Ordinary Shares representing, as at the date of the acquisition, the total number of shares issued by the Company and held by the SHAREHOLDERS at that time,

(d)	The acquisition structure applicable to the Second and Third Stages shall be jointly defined by the Parties within 15 (fifteen) days of the INVESTOR’s selection of form of payment applicable to the relevant stage, pursuant to the provisions of Clauses 2.4.8. 2.4.9. Should the Parties fail to reach an agreement within this timescale, an acquisition structure similar to that adopted for the acquisition, by the INVESTOR, of the Existing Ordinary Shares, during the First Stage, shall prevail.

2.3.1.	The total amount paid by the INVESTOR during the three stages shall be referred to as “Transaction Price”.

2.3.2.

The SHAREHOLDERS, the Company and the INVESTOR shall be responsible for the payment of its own taxes owed by each of them, irrespectively of whether these relate to the transfer of the Existing Ordinary Shares or the transfer of

INVESTOR shares, or to the remittance of funds for the formalization of the Transaction, including, but not limited to, the payment of the Brazilian Provisional Contribution on Financial Transactions (“Contribuição Provisória sobre Movimentação Financeira – CPMF”) and other taxes which may become due as a result of the Transaction.

2.4. Term and Form of Payment. Subject to the provisions below, the Transaction shall be implemented in 3 (three) stages, as described below:

2.4.1.	First Stage. On the Closing Date, the SHAREHOLDERS commit to transfer the Existing Ordinary Shares to the INVESTOR (or ensure that such transfer is carried out), which shall be free of any onus. The number of Existing Ordinary Shares to be transferred, together with the New Ordinary Shares, shall correspond to 60% (sixty percent) of the Company’s share capital (“First Stage”). The following acts shall be performed for this purpose:

(i)	realization of the Closing Extraordinary Shareholders’ Meeting, which shall be duly called and installed;

(ii)	approval of the increase of the Company’s share capital, by means of the issuing of New Ordinary Shares;

(iii)	approval of the subscription of the New Ordinary Shares by the INVESTOR, upon immediate payment of the Subscription Price;

(iv)	registration of the relevant entries in the Company’s books, in particular those relating to the Company’s Nominative Shares Registry;

(v)	execution of the Shareholders’ Agreement, in line with the terms set in Annex 2.2.1. (g) of this Agreement, and registration of such Shareholders’ Agreement in the Company’s Nominative Shares Registry.

2.4.1.1.	All Existing Ordinary Shares owned by RENATO or NUNO shall be transferred to the INVESTOR during the First Stage. As a result, the Remaining Participation shall be composed exclusively of Existing Ordinary Shares owned by ALPHAPAR.

2.4.1.2.	The INVESTOR shall formalize the payment of the First Installment Price, corresponding to R$201,700,000.00 (two hundred and one million an seven hundred thousand reais), by means of (i) the payment of the Subscription Price, in exchange for the subscription of the New Ordinary Shares and (ii) the transfer, in line with the structure set in the Annex mentioned in Clause 2.1.1., by the INVESTOR, of shares issued by the INVESTOR (“INVESTOR Shares”), which, together, correspond, as per conversion criteria set in Clause 2.5., to R$181,700,000.00 (one hundred and eighty-one million and seven hundred thousand reais). The amount relating to the Subscription Price, together with the value of the Existing Ordinary Shares transferred during the First Stage, shall be the “First Stage Price”.

2.4.1.3.	The number of INVESTOR Shares to be delivered to the SHAREHOLDERS shall be determined in accordance with the Calculation Criteria for the Transfer of INVESTOR Shares described in Clause 2.5., below. The total value owed by the INVESTOR for the acquisition of the Existing Ordinary Shares and New Ordinary Shares corresponding, together, to 60% (sixty percent) of the Company’s share capital, was calculated in line with the Base Balance Sheet.

2.4.1.4.	Should be INVESTOR fail to pay in full the First Stage Price, as per Clause 2.4.1., above, after the Suspensive Conditions and the Conditions Precedent to the Closing have been fully and timely met, ALPHAPAR shall write to the INVESTOR in order to require the latter to meet its obligations, within 15 (fifteen) days of the date of default. Should the INVESTOR fail to remediate the default within the timescale above, ALPHAPAR may demand the specific performance of the Agreement or, alternatively, terminate the Agreement. In either case, ALPHAPAR shall be entitled to the payment of a penalty of R$35,000,000.00 (thirty-five million reais).

2.4.1.4.1.

The provisions set in Clause 2.4.1.4. shall not apply if the INVESTOR’s default is a result of the lack of approval, at the Shareholder’s General Meeting held by the INVESTOR on the Closing Date, of the proposal regarding the issuing of INVESTOR Shares, in which case the rule specified in Clause 5.3. shall prevail.

2.4.1.5.	Should ALPHAPAR fail to transfer to the INVESTOR the Company Shares relating to the First Stage, on the Closing Date, the INVESTOR shall write to ALPHAPAR in order to require the latter to transfer the relevant Shares within 15 (fifteen) days of the Closing Date and/or take any measures necessary to this effect, in accordance with Annex 2.1.1. Should the SHAREHOLDERS and/or the Company fail to remediate the default within the timescale above, the INVESTOR may demand the specific performance of the Agreement or, alternatively, terminate the Agreement. In either case, the INVESTOR shall be entitled to the payment of a penalty of R$35,000,000.00 (thirty-five million reais).

2.4.2.	First Installment Adjustment. The First Stage Price may be modified by means of the application of the Adjustment, as per the provisions set in Clause 3.1., below. Should the First Stage Price be effectively subject to the Adjustment, the amounts owed to each of the SHAREHOLDERS shall be modified in line with their respective participations. In this case, the INVESTOR shall adjust the number of INVESTOR Shares to be delivered to the SHAREHOLDERS; no adjustment may be applied to the Subscription Price.

2.4.3.	Second and Third Stages. During the Second Stage of the Transaction, which shall take place on the third anniversary of the Closing Date, the INVESTOR commits to acquire, and ALPHAPAR commits to sell, 50% (fifty percent) of ALPHAPAR’s Remaining Participation in the Company (“Second Stage”). In the Third and final Stage of the Transaction, which shall take place after the fifth anniversary of the Closing Date, the INVESTOR commits to acquire, and ALPHAPAR commits to sell, ALPHAPAR’s total Remaining Participation in the Company (“Third Stage”). The prices applicable to the Second and the Third Stages shall be calculated on the basis of the results of the Company’s appraisals at the relevant time, as described in Clause 2.4.4., below.

2.4.3.1	In consideration for the commitment assumed by the Parties with respect to the Second and Third

Stages, the SHAREHOLDERS commit to (i) keep ALPHAPAR as the single owner of the Existing Shares not yet transferred to the INVESTOR until the completion of the Third Stage and (ii) take steps to ensure that the Company registers the commitment to sell/acquire the Remaining Participation object of this Agreement in the Company’s Nominative Shares Registry.

2.4.4.	The amount relating to the Remaining Participation shall be determined by means of the financial appraisal of the Company, to be carried out after the third and fifth anniversaries of the Closing Date, based on (i) the Company’s consolidated balance sheet, prepared and audited by its Independent Auditors, as of September 30, 2009 and September 30, 2011, respectively, and (ii) the long-term discounted cash flow methodology, including liquidating value (“Appraisal of the Company”). The Appraisal of the Company shall be carried out by an independent Investment Bank selected from the following list: JP Morgan, Itau BBA, Credit Suisse, Goldman Sachs and UBS (“Investment Bank”). Each of the Investment Banks hired in accordance with Clauses 2.4.5., 2.4.6. and 2.4.7. shall have 30 (days) from the receipt of the Company’s consolidated balance sheets to complete the Appraisal of the Company and notify the Parties about the results.

2.4.5.	Second Installment. The price relating to the Second Stage of the Transaction shall be determined on the basis of the result of the Appraisal of the Company to be carried out by an Investment Bank hired by the INVESTOR (amongst those listed in Clause 2.4.4.) after the third anniversary of the Closing Date (“First Appraisal”). The Company commits to deliver its audited consolidated balance sheet to the Investment Bank by no later than 30 (thirty) days after September 30, 2009. The value, in reais, of the totality of the shares issued by the Company, as per the Appraisal mentioned above (“Value of the Company”) shall be multiplied by the percentage of ALPHAPAR’s participation in the Company’s share capital at that time and, subsequently, multiplied by 50% (fifty percent) (“Second Installment”).

2.4.6.

The Parties shall have 10 (ten) days to state whether or not they agree with the result of the First Appraisal. Should any of the Parties do not agree that the Value of the Company set as per the First Appraisal corresponds to the Final Value of the Company, the SHAREHOLDERS shall hire, within 10

(ten) days of the notification of the disagreement, a second Investment Bank, to be selected from the list in Clause 2.4.4., which shall carry out a Second Appraisal of the Company in line with the methodology described in such Clause 2.4.4. (“Second Appraisal”).

2.4.7.	The Parties shall have 10 (ten) days to state whether or not they agree with the result of the Second Appraisal. If the Value of the Company set by the Second Appraisal is up to 20% (twenty percent) higher or up to 20% (twenty percent) lower than the Value of the Company found under the First Appraisal, the Final Value of the Company shall be the arithmetic average of the results of the First and the Second Appraisals. Otherwise, the Parties shall hire, together and within 10 (ten) days of the notification of disagreement, a third Investment Bank included in the list included in Clause 2.4.4. to carry out a new Appraisal of the Company, in line with the methodology described in such Clause 2.4.4. The hiring of this third Investment Bank is conditional upon the Bank acknowledging that the Final Value of the Company should be within the range of Values of the Company found under the previous Appraisals of the Company (“Final Appraisal”). Provided that this condition is met, the Value of the Company determined as per the Final Appraisal shall be considered as the Final Value of the Company, regardless of the Parties’ agreement.

2.4.7.1.	In the event of disagreement between the Parties with respect to the selection of the Investment Bank to be responsible for the Final Appraisal, such Investment Bank shall be that with the highest shareholders’ equity, in Brazil, as per the latest report published by the Brazilian Central Bank.

2.4.8.	The Second Installment shall be paid by the INVESTOR to ALPHAPAR by means of either (i) the transfer, by the INVESTOR to ALPHAPAR, of INVESTOR Shares in a quantity to be determined in line with the Calculation Criteria for Transfer of INVESTOR Shares included in Clause 2.5., below, or (ii) payment in the Country’s local currency. The choice between the alternative methods of payment described above shall be the prerogative of the INVESTOR.

2.4.8.1.	The INVESTOR shall inform whether it intends to pay the Second Installment by means of the transfer of INVESTOR Shares or in the Country’s local currency, within 15 (fifteen) days from the date on which the INVESTOR became aware of the Final Value of the Company for the purpose of the Second Stage. The INVESTOR’s failure to inform its intentions in this respect shall be construed as a decision to make the payment by means of the transfer of Shares.

2.4.8.2.	Should the INVESTOR decide to make the payment in the Country’s local currency, such payment shall be made no later than 120 (one hundred and twenty days) from the date on which the Parties became aware of the Final Value of the Company for the purpose of the Second Stage (“Closing Date of the Second Stage in Currency”). In this event, the SHAREHOLDERS may implement corporate changes prior to the effective transfer of the shares object of the Second Stage to the INVESTOR, provided that (i) any such changes are restricted to the shares object of the Second Stage; and (ii) ALPHAPAR or RENATO or NUNO remain direct owners of the shares object of the Second Stage and the only counterparties in the operations to be carried out for the transfer of the shares object of the Second Stage to the INVESTOR.

2.4.8.3.	Should the INVESTOR opt to make the payment by means of the transfer of INVESTOR Shares, the Closing of the Second Stage shall take place 40 (forty) days after receipt, by the Parties, of (i) the Final Value of the Company, informed by the Investment Bank in line with the terms of Clause 2.4.5., 2.4.6. or 2.4.7., as the case may be (“Closing Date of the Second Stage with Shares”); and (ii) the audited balance sheet, as of 09.30.2009, of the entity to be incorporated by the INVESTOR. During this period, the INVESTOR and ALPHAPAR commit to carry out the acts necessary for the implementation of the Second Stage.

2.4.8.4.

As the completion of the procedures set in this Clause 2.4.8. may take months to achieve, it is possible that the balance sheet as of 09.30.2009 cannot be used as base balance sheet at the time of transfer of the shares object of the Second Stage to the INVESTOR, as a result of the application of corporate and tax legal requirements. In this case, the Parties shall set a new date for the preparation of the audited balance sheet to be used for the purpose of transferring the shares object of the Second Stage.

2.4.9.	Third Installment. The price relating to the Third Stage of the Transaction shall be determined in accordance with the result of the Appraisal of the Company to be prepared by the Investment Bank hired by the INVESTOR, after the fifth anniversary of the Closing Date. The value, in reais, of the totality of the shares issued by the Company shall be multiplied by the percentage of ALPHAPAR’s participation in the Company’s share capital at the time (“Third Installment”). The Company commits to deliver its audited consolidated balance sheet to the Investment Bank by no later than 30 (thirty) days after September 30, 2011. The methodology to be used for the calculation, determination and payment of the price of the Third Installment shall be that used for the determination of the price of the Second Installment, as per Clauses 2.4.5. to 2.4.8., above, and the provisions of Clause 2.4.9.1., below.

2.4.9.1.

On the fifth anniversary of the Closing Date, the Parties shall choose, and the SHAREHOLDERS shall hire, an internationally renowned independent audit firm, to be chosen amongst the 4 (four) largest audit firms operating in Brazil (provided that the chosen firm is not auditor of any of the Parties), for the assessment of provisions for potential Losses identified up to that date, to be borne by the SHAREHOLDERS as per the terms and conditions of this Agreement, but for which the SHAREHOLDERS have not yet indemnified the INVESTOR. The amount corresponding to the potential Losses which may be incurred by the Company and/or the INVESTOR shall lead to the adjustment of the Third Installment. The criteria to be adopted by the audit firm mentioned above for the purpose of determining the discount to be applied to the Third Installment shall take into consideration the different probability levels of effective occurrence of the Loss (probable, possible and remote). The discount to be applied to the Third Installment shall correspond to 100% (one hundred percent) of the value of the Losses considered probable and 50% (fifty percent) of the value of the Losses considered possible. No discount shall be applied in respect of Losses deemed remote. Discounts shall also be applied to the Third Installment for cover of any Losses already incurred by the Company or by the INVESTOR (for which the SHAREHOLDERS are responsible as per the application of Chapter VII of this Agreement) but which have not been object of a refund or indemnification, as well as of any fines owed but not paid by the SHAREHOLDERS in line with this Agreement and the Shareholders’ Agreement. In addition, the Parties recognize that the adjustment criteria mentioned above shall not modify or mitigate the SHAREHOLDERS’ responsibility under Chapter VII of this Agreement or any other of their contractual obligations. For example, therefore, should the firm responsible for the determination of the discount to be applied to the Third Installment (i) do not include in the Adjustment a Loss which is incurred after the application of the discount, the amount relating to such Loss (or the portion of such Loss not included in the Adjustment or object of an indemnification) shall be refunded by the SHAREHOLDERS pursuant to Chapter VII of this Agreement; or (ii) include in the Adjustment a potential Loss which turns out not to be incurred after the application of the discount (or which is incurred after the application of the Adjustment but corresponds to an amount lower than that included in the Adjustment), the relevant amount shall be refunded by the INVESTOR, as per Chapter VII of this Agreement.

2.4.10.	Should the INVESTOR fail to transfer to the SHAREHOLDERS the INVESTOR Shares relating to the Second and/or Third Installments on their respective due date, ALPHAPAR shall write to the INVESTOR in order to require the latter to transfer the relevant Shares within 15 (fifteen) days of receipt of the notification. Should the INVESTOR fail to transfer the Shares within the timescale above, ALPHAPAR shall be entitled to write to the INVESTOR and require the latter to pay the price in the Country’s local currency, within 15 (fifteen) days of the relevant due date. Should the INVESTOR fail to remediate the default within the timescale above, ALPHAPAR may demand the specific performance of the Agreement, without prejudice to its right to demand the payment of a penalty of R$35,000,000.00 (thirty-five million reais) by the INVESTOR.

2.4.11.	Should ALPHAPAR fail to transfer to the INVESTOR the Company Shares corresponding to the Second and Third Stages on their due dates, the INVESTOR shall notify ALPHAPAR, in writing, to transfer such Shares within 15 (fifteen) days of the relevant due date. Should ALPHAPAR fail to remediate the default within the timescale above, the INVESTOR may determine that the transfer be made by means of the acquisition and sale or exchange of shares, and request the Courts to order that all necessary measures are taken for the specific performance of the Agreement, without prejudice to the INVESTOR’s right to demand the payment of a penalty of R$35,000,000.00 (thirty-five million reais) by ALPHAPAR.

2.4.12.	Early Maturity of the Second and Third Installments. The Second and Third Installments shall become immediately due and may be demanded from the INVESTOR if (i) the INVESTOR is declared bankrupt or has its bankruptcy requested, or a judicial or extrajudicial recovery proceeding is commenced against the INVESTOR; or (ii) a third party makes a voluntary public offer for the acquisition of INVESTOR Shares which triggers the shareholders’ right of joint sale of their shares (“tag along right”). In these events, ALPHAPAR may demand the INVESTOR to pay the SHAREHOLDERS, immediately, in the Country’s currency, the value of such installments (i.e. Second and Third Installments, calculated as described in Clauses 2.4.3. to 2.4.9.), by means of a notification, in writing, requiring the INVESTOR to make such payment within 30 (thirty) days of the date on which the Parties become aware of the Final Value of the Company.

2.4.13.	Should ALPHAPAR or its direct or indirect controlling shareholders be declared bankrupt or insolvent, as the case may be (or any of the above be the object of a request for the declaration of a bankruptcy or insolvency), or should a judicial or extrajudicial recovery proceeding be commenced against ALPHAPAR or its controlling shareholders, the INVESTOR shall be entitled to opt between (i) bringing the Second and Third Stages forward, upon the deposit, in Court (if the direct purchase is not deemed possible), of the value relating to such Stages, either in currency or in INVESTOR Shares, or (ii) terminating this Agreement.

2.5. Calculation Criteria for the Transfer of INVESTOR Shares. For the purpose of determining the number of INVESTOR Shares to be transferred to each of the SHAREHOLDERS, in line with Clause 2.4., above, the price per INVESTOR Share shall be calculated on the basis of the arithmetic average of the closing price, in reais per INVESTOR Share, achieved during the period between the 5th and 200th day before (i) September 29, 2006, in the case of the First Installment (corresponding to R$28.05 (twenty-eight reais and five cents) per share); and (ii) the date of delivery of the Appraisal of the Company which sets the Final Value of the Company, in the case of the Second Installment and the Third Installment (“Calculation Criteria for the Transfer of INVESTOR Shares”).

2.6. Schedule of Sale of the INVESTOR Shares. The SHAREHOLDERS shall observe the following conditions and schedule for the disposal of the INVESTOR Shares that they shall receive as First Installment payment:

(i)	The SHAREHOLDERS may sell up to 50% (fifty percent) of the INVESTOR Shares (“First Block”) after March 31, 2007.

(ii)	The sale of the INVESTOR Shares composing the First Block shall not be subject to the time restriction above, in the event of a registered public offering of shares issued by the INVESTOR, in which case the SHAREHOLDERS may sell such First Block of shares during the offering auction, irrespective of whether the 180-day period above has expired.

(iii)

The INVESTOR Shares not sold by the SHAREHOLDERS in the circumstances described in items (i) and (ii) of this Clause may only be sold (i) from the 366th day after the first sale of Shares composing the First Block onwards; or (ii) from March 31, 2008 onwards, whichever comes first.

(iv)	Exclusively in the case of capitalization of AUSA by the SHAREHOLDERS, the latter may sell INVESTOR Shares regardless of the restrictions set in items (i) to (iii), above. However, this sale shall be limited to the lower of (i) the Shares strictly necessary for the payment of the subscription to be made by the SHAREHOLDERS, or (ii) R$25,000,000.00 (twenty-five million reais).

2.6.1.

Despite the provisions in Clause 2.6., above, the INVESTOR Shares received by the SHAREHOLDERS as First Installment payment may be sold by the SHAREHOLDERS, at any time, in the following circumstances: (I) should the

INVESTOR become a privately held company; (ii) should Brazil Development Equity Investments LLC, Emerging Markets Capital Investments, EIP Brazil Holdings and El Fund II Brazil cease to jointly hold, directly or indirectly, at least 10% (ten percent) of the INVESTOR’s share capital, (iii) should a third party make a voluntary public offer for the acquisition of the totality of the shares issued by the INVESTOR which effectively results in the acquisition of such shares; (iv) in the event of a public offering of shares under which all of the INVESTOR’s shareholders are granted “tag along” rights; or (v) in case of liquidation of the INVESTOR, should it have its bankruptcy declared or requested, or if a judicial or extrajudicial recovery proceeding is commenced against it.

2.6.2.	The SHAREHOLDERS declare and recognize that this schedule of sale of shares shall be entered and registered with the financial institution responsible for the custody of the shares issued by the INVESTOR, including for the purpose of Article 118 of Law no. 6404 of 12.15.1976.

2.6.3.	The total or partial breach of the obligations set in this Clause 2.6. shall subject the SHAREHOLDERS to the payment of a penalty of R$35,000,000.00 (thirty-five million reais). The INVESTOR shall be entitled to deduct the value of this penalty from the Second and/or Third Installments.

2.6.4.	Subject to the provisions set in Clause 2.6.5., below, with respect to the shares issued by the INVESTOR which shall be transferred to the SHAREHOLDERS during the Second and Third Stages, should the SHAREHOLDERS negotiate more than 200,000 (two hundred thousand) INVESTOR Shares in any 30-day period, the SHAREHOLDERS shall carry out the sale in an structured and orderly manner, through an operation organized and agreed by the Parties. In this event, the SHAREHOLDERS and the INVESTOR shall hire a financial consultant, to be chosen by the SHAREHOLDERS, in order to determine the most appropriate way to dispose of the INVESTOR Shares transferred to the SHAREHOLDERS during the Second and Third Stages.

2.6.5.	The SHAREHOLDERS shall be entitled to dispose of or assign the INVESTOR Shares to be transferred to them during the Second and Third Stages at any time, by means of the sale or any other form of private transfer of the shares to a third party, provided that such third party expressly agrees to observe all of the terms, conditions and restrictions set in Clause 2.6.4., above.

CHAPTER III

THE ADJUSTMENT

3.1. Adjustment of the First Installment. Subject to the conditions below, the First Installment may be adjusted as follows:

3.1.1.	PricewaterhouseCoopers shall assist the Company in the preparation of the Company’s consolidated balance sheet for tax purposes, to be dated August 31, 2006. This balance sheet shall be audited by PricewaterhouseCoopers and delivered to the Parties by no later than November 30, 2006 (“Closing Balance Sheet”). For the purpose of determining the value of the possible Adjustment, the preparation of the Balance Sheet shall take into consideration the tax regime applicable to assumed profit.

3.1.2.	PricewaterhouseCoopers shall calculate the possible Adjustment and inform the result to the Parties, in writing, by no later than November 30, 2006. The Adjustment shall be calculated in accordance with the variation in the shareholders’ equity, as reflected by the differences verified between the Base Balance Sheet and the Closing Balance Sheet, by means of the application of the formula described in Annex 3.1.2. (b) (“Adjustment Formula”). Contingency provisions set by the Company shall not be taken into consideration for the calculation of the Adjustment.

3.1.3.	Subject to the conditions set in Clause 3.1.4., the possible Adjustment shall be considered final and binding on the Parties.

3.1.4.	As per the Adjustment Formula, should the Adjustment result in the reduction or increase of the First Installment price by (i) 20% (twenty percent) or less, the First Installments shall be adjusted accordingly; (ii) more than 20% (twenty percent), the INVESTOR may terminate this Agreement without payment of any fine or penalty. Should be INVESTOR wish to proceed with the transaction in the case describe in (ii), above, the INVESTOR shall inform the SHAREHOLDERS in writing of its intention to do so before the Closing Date. In this event, the First Installment shall be adjusted in line with PricewaterhouseCoopers’s calculation.

CHAPTER IV

COMPOSITION OF THE SHARE CAPITAL

4.1. Corporate Structure. As a result of the Transaction, the Company’s share capital, represented by the Existing Ordinary Shares and the New Ordinary Shares (with the exception of the shares of the Company to be held by members of its Board of Directors), shall be distributed as follows, after the Closing Date:

SHAREHOLDER	PERCENTAGE
INVESTOR	60%
ALPHAPAR	40%
TOTAL	100%

CHAPTER V

THE DATE OF EXECUTION AND THE CLOSING DATE

5.1. Execution Date Operations. In order to formalize the Transaction, the Parties hereto execute, on this date, this Investment Agreement, therefore committing to observe the terms and conditions herein agreed.

5.2. Closing Date Operations. In order to implement the Transaction, the Parties shall carry out the acts listed below (or ensure that these are carried out), by the Closing Date, in the following order:

(i)	Determination of the Adjustment, if any, as per the provisions set in Clause 3.1.;

(ii)

Realization of the Company’s Extraordinary Shareholders’ Meeting, during which the following decisions shall be adopted: (i) increase of the Company’s capital by R$20,000,000.00 (twenty million reais), by means of the issuing of New Ordinary Shares, to be fully paid in by the INVESTOR;

(ii) election of the members of the Company’s Board of Directors, (iii) amendment of the Company’s bylaws (“Closing Extraordinary Shareholders’ Meeting”);

(iii)	Payment of the New Ordinary Shares by the INVESTOR, in the national currency;

(iv)	Registration, by the Company, of the New Ordinary Shares in the Company’s Nominative Shares Registry, in the name of the INVESTOR;

(v)	Execution, by the Parties, of the Minutes of the Closing Extraordinary Shareholders’ Meeting and the Company’s Shareholder Attendance Registry, as well as entry of such Minutes in the Company’s Registry of Minutes of Shareholders’ Meetings;

(vi)	Presentation, by the INVESTOR, of letter from the shareholders Brazil Development Equity Investments LLC, Emerging Markets Capital Investments, EIP Brazil Holdings and El Fund II Brazil, in accordance with the terms set in Clause 2.2.1. (d), above;

(vii)	Presentation, by the SHAREHOLDERS, of the updated list of material operations carried out by the Company between the Execution Date and the Closing Date, as per Clause 8.1.1., below;

(viii)	Implementation of the corporate acts necessary for the approval of the Corporate Reorganization mentioned in Chapter II, as a result of which (i) Existent Ordinary Shares and New Ordinary Shares representing, together, 60% (sixty percent) of the Company’s share capital, shall be transferred to the INVESTOR, and (ii) the INVESTOR shall issue shares representative of its share capital, to be transferred to ALPHAPAR as First Installment payment;

(ix)	Registration, by the Company, of the Existing Ordinary Shares relating to the First Installment, in the Company’s Nominative Shares Registry;

(x)	Registration, by the Company, in the Company’s Nominative Shares Registry, of the promise of acquisition and sale of the Remaining Participation object of this Agreement;

(xi)	Execution of the respective terms of appointment by the members of the Company’s Board of Directors;

(xii)	Execution by the Parties of the Shareholders’ Agreement and registration of such Agreement in the Company’s Nominative Shares Registry;

(xiii)	Approval of the corporate acts necessary to the implementation of the First Stage by the INVESTOR’s Shareholders’ General Meeting, in line with Clause 2.4.1.; and

(xiv)	Execution of any other documents and instruments necessary to the implementation of the other operations necessary to the completion of the Transaction.

5.2.1.	The operations described in this Chapter shall be formalized at the INVESTOR’s head offices, in the City of São Paulo, State of São Paulo, Brazil, or at any other venue agreed by the Parties.

5.3. Impossibility of Delivery of INVESTOR Shares. Should the issuing of INVESTOR Shares relating to the First Installment be not approved by the INVESTOR’s Shareholders’ General Meeting on the Closing Date, the INVESTOR shall, within 30 (thirty) days from the date of the aforementioned Meeting, pay to the SHAREHOLDERS R$181,700,000.00 (one hundred and eighty-one million and seven hundred thousand reais), in the Country’s currency. Should the INVESTOR fail to do so, it shall be obliged to pay a penalty of R$35,000,000.00 (thirty-five million reais), in accordance with the terms and conditions set in Clause 2.4.1.4., without prejudice to the provisions in Clause 11.8., below.

CHAPTER VI

REPRESENTATIONS AND WARRANTIES BY THE COMPANY, ALPHAPAR AND THE INVESTOR

6.1. Representations and Warranties by ALPHAPAR with respect to the Company, the Subsidiaries and the Fund Alphaville. The SHAREHOLDERS make the following representations and warranties to the INVESTOR, with respect to the Company and the Subsidiaries:

(a)	Constitution and Situation. The Company and the Subsidiaries are joint stock companies and limited companies, duly constituted and valid as per the laws of the Brazilian Federative Republic.

(b)	Authorizations and Operation. The Company and the Subsidiaries are currently carrying out their activities (and have carried them out until the present date) in accordance with any applicable legislation, and hold all authorizations, registrations and enrolments necessary to pursue their activities as prescribed under the law. Both the Company and the Subsidiaries have always met (and continue to meet) their legal obligations, for the purpose of conducting and engaging in the businesses which constitute their corporate object.

(c)	Binding Effect. This Agreement represents a licit and valid obligation, and the terms and conditions set in this document are binding on and enforceable against the Company.

(d)	Authority. The Company and the persons managing the Company declare that they have the power to enter into this Agreement and execute each of the documents relating o the Transaction, as well as to meet all of their obligations under this Agreement. The execution of this Agreement and other documents regarding the Transaction does not breach any legal provision, regulation or contract applicable to the Company or the Subsidiaries, or their bylaws or articles of incorporation.

(e)	Governmental Restrictions. The execution and delivery of the documents relating to the Transaction do not require the consent, approval, authorization or other act by any governmental body or entity (whether part of the direct or the indirect administration), neither are they conditional upon any registration with or notification to any governmental body or entity, with the exception of the need for submission of the Transaction to the appreciation of the competition authority, as mentioned in Chapter X of this Agreement.

(f)	Company’s Share Capital. The Company’s share capital is fully paid in as of the present date. All of the shares issued by the Company are, as of this date, fully and legitimately owned by ALPHAPAR, with the exception of 1 (one) share held by Renato de Albuquerque and 1 (one) share held by Nuno Luis de Carvalho Lopes as trustees (for the purpose of this Agreement, such shares shall be deemed to be owned by ALPHAPAR).

(g)	Absence of Lien. All of the Company’s shares, as well as all of the Subsidiaries’ shares and quotas, are free from any lien.

(h)	Subsidiaries’ Share Capital. The composition, value and other elements inherent to the share capital of the Subsidiaries, including the values paid in and the deadlines for payment, are listed in Annex 6.1. (h) (i). All of the shares and/or quotas of the Subsidiaries are fully and legitimately owned by the Company as at this date, except for those listed in Annex 6.1. (h) (ii).

(i)	Fund Alphaville. The share capital of the Fund Alphaville is fully paid in as at the present date. All of the Fund’s shares are fully and legitimately owned by the Company as at the present date, and are free from any lien.

(j)	Corporate Reorganization and Corporate Participations. The SHAREHOLDERS approved a Corporate Reorganization of the Company, which commenced in January 2006. As a result of such Reorganization, ALPHAPAR now owns 100% (one hundred percent) of the Company’s share capital, with the exception of 1 (one) share held by Renato de Albuquerque and 1 (one) share held by Nuno Luis de Carvalho Lopes as trustees. Also as a result of the Corporate Reorganization, the participations in the legal entities listed in Annex 6.1. (j) of this Agreement (the “Subsidiaries”), which are special vehicle companies, created and/or acquired for the implementation and execution of the Urban Development Ventures, are owned by the Company. The complete structure of the Company and its Subsidiaries is reflected in Annex 6.1. j (ii) of this Agreement.

(k)	Operations with Related Parties. Except for the agreements listed in Annex 6.1. (k), there are no agreements in force between the Company and Related Parties, or between any of the Subsidiaries and Related Parties. In addition, neither the Company nor any of the Subsidiaries has assumed any obligations in respect to any Related Party. Finally, neither the Company nor the SHAREHOLDERS are aware of any Urban Development Venture carried out by the Related Parties.

(l)	Real Estate Developments in Progress. Annex 6.1. (I) (i) lists the real estate developments which are object of partnership agreements or syndicates, as the case may be, entered into by the Company and by its Subsidiaries. ALPHAPAR, the Company and the Subsidiaries have not assumed obligations concerning partnership agreements, syndicates or any other form of associations, except for those listed in Annex 6.1. (I) (ii) of this Agreement. With regards to the list of Real Estate Developments in progress, ALPHAPAR, the Company and its Subsidiaries carried out the usual due diligence applicable to Urban Development Ventures, at the time of execution of the partnership and/or syndicate agreements, as the case may be, including, but not limited to (1) verification of inexistence of Lien, as defined elsewhere in this Agreement, and (2) ruling out of risks regarding eviction and/or characterization of fraud against creditors or bankruptcy, by means of the review of documents and certificates relating to the real estate, the owners and/or the partners, which are usually reviewed in the context of similar operations.

(m)	Real Estate Developments in Negotiation Stage. The developments currently being negotiated are listed in Annex 6.1. (m). The expression “Real Estate Developments in Negotiation Stage” shall be interpreted as those developments in relation to which a partnership agreement has not been executed (i.e. no contractual relationship has been formed between the partner and the Company, with the purpose of preparing and approving projects and implementing the “possible” development).

(n)

Default and Early Maturity of Obligations. Until the Pre-Closing Date, the formalization of this Transaction and the performance of this Agreement shall not result, in respect to the Company and the Subsidiaries, in the violation of any legal or contractual provision or in the termination of any agreement in which the Company or the Subsidiaries are parties, except with respect to the agreements listed in Annex 6.1. (n). Accordingly, until the Pre-Closing Date, the formalization and performance mentioned above shall not create, in relation to the Company and the Subsidiaries, the obligation to comply with agreements in a more onerous condition, result in the early maturity of any contractual obligation assumed by the Company and the Subsidiaries or the creation of any Lien over the assets of the Company of the Subsidiaries, or adversely impact the businesses in which the Company and the Subsidiaries are engaged, as carried out at this date. In line with Clause 2.2.1. (b) and (c), the securing, by the SHAREHOLDERS, the Company and the Subsidiaries, of the prior consent of all counterparties in the agreements listed in Annex 2.2.1. (b) to the Transaction, by the Pre-Closing Date, is a Suspensive Condition of this Agreement. Once the performance of this Suspensive Condition has been verified, the declaration made in this item shall be considered to have been made without any qualification, except if the INVESTOR opts for the application of the provisions set in Clause 2.2.5.

(o)	Ownership and Situation of the Assets. The Company and the Subsidiaries are, at the present date, the owners of the real estate listed in Annex 6.1. (o) (i) of this Agreement. The Company and its Subsidiaries are the legitimate owners and hold the legitimate and unquestioned possession of all of the assets listed in the Base Balance Sheet, which are free from any Lien, except if stated otherwise in Annex 6.1. (o) (ii). In particular with respect to item 4 of Annex 6.1. (o) (i), which contains the list above as updated on 09.28.2006 and the area of the land held by the Company and its Subsidiaries, the negative variation observed in the land held by the Company and its Subsidiaries, between May 2006 and the present date, is the result of the sale of land to clients of the Company and its Subsidiaries. Accordingly, the positive variation observed in the land held by the Company and its Subsidiaries, between May 2006 and the present date, is the result of the addition of Real Estate Developments in progress (which were launched between May 2006 and the present date), or of the termination of agreements for the disposals of units in Real Estate Developments in progress (also launched between May 2006 and the present date).

(p)	Environmental Aspects. Except for the provisions set in Annex 6.1. (p) (i), there are no lawsuits, proceedings or investigations in course against the Company or its Subsidiaries with respect to material environmental aspects of the projects developed by the Company and the Subsidiaries, whether alone, or in partnerships or syndicates involving third parties. The building work relating to the developments mentioned above are carried out (and have been carried out in the past) in accordance with federal, state and municipal environmental regulations, including, among other, those concerning the preservation of spaces subject to special protection and respective surrounding areas, the preservation of water courses within the development areas, the obligation not to pollute the environment, and the adequate disposal of building work residues.

(q)	Environmental Licenses. The Company, the Subsidiary and/or the Partner, as the case may be, has obtained all federal, state and municipal environmental licenses, authorizations and certificates necessary to the planning and implementation of the developments which are either being currently commercialized or which have at least already been initiated. Except with respect to Annex 6.1. (q), any and all requirements and obligations included in the environmental licenses, environmental studies, and terms of adjustment of behavior relating to the developments in which building work has already been concluded have been duly met at the time of implementation of the developments, which are not subject to the issuing of any additional environmental license, authorization or certificate, as required under Brazilian law. The Company and the Subsidiaries hold any and all documents necessary to demonstrate the observance of the requirements and obligations mentioned above.

(r)	Employment Aspects. With the exception of the provisions set in Annex 6.1. (r) (i), all employees of the Company and its Subsidiaries have signed employment agreements, which are currently been performed in line with any applicable legislation, and have been formally registered as such. ALPHAPAR is not aware of any employment lawsuit or administrative proceeding involving the Company or the Subsidiaries, except for those listed in Annex 6.1. (r) (ii).

(s)	Tax Aspects. The Company has met all of its tax obligations, and is not aware of any tax lawsuit or administrative proceeding involving the Company, except for those listed in Annex 6.1. (s). The Company and its Subsidiaries have met all of their tax and social security obligations, as well as all of their obligations with respect to contributions due to the Brazilian Government Severance Indemnity Fund for Employees (“Fundo de Garantia por Tempo de Serviço – FGTS”), and have paid all applicable taxes, charges, contributions and licenses timely and in full. The Company and its Subsidiaries have also met any and all associated accessory obligations and have presented, within the applicable timescales and in appropriate required form, all representations required under federal, state and municipal legislation. Therefore, there is no lawsuit or administrative proceeding in course involving the Company or any of its Subsidiaries, except for those listed in Annex 6.1. (s).

(t)	Accounting Aspects. The Company and its Subsidiaries keep their accounting records and entries in good order and up-to-date, in accordance with the principles and procedures applicable to their line of business.

(u)	Civil Litigation. The Company is not aware of any lawsuit, administrative proceeding or investigation in course against the Company or any of its Subsidiaries, except for those listed in Annex 6.1. (u).

(v)	Development Lagoa dos Ingleses. The Company transferred its minority participation in the development Lagoa dos Ingleses by means of the agreement for the acquisition and sale of LIUSA and LIESA shares dated May 29, 2006, and Renato de Albuquerque and Nuno Luis de Carvalho Lopes Alves transferred their shares in the Fund Aldeia do Vale by means of the agreement for the acquisition and sale of shares dated May 29, 2006. Neither the Company nor Renato de Albuquerque or Nuno Luis de Carvalho Lopes Alves has assumed any responsibility for liabilities arising from facts occurred in the past.

(w)	Regularity of the Base Balance Sheet. The Base Balance Sheet has been properly prepared by the Company, in accordance with the Company’s accounting books and entries as of June 30, 2006. The Base Balance Sheet includes pro-forma adjustments and reflects the Company’s financial and accounting situation, and its preparation has taken into consideration the tax regime applicable to assumed profit. The balance sheets and interim balance sheets of the Company and of the Subsidiaries were prepared in accordance with the principles and procedures applicable to their lines of business, and reflect adequately and truthfully their assets and liabilities.

(x)	Trademarks and Software. The Company holds the registrations and/or filed the requests for registration of the intellectual property identified in Annex 6.1. (x) at the Brazilian National Intellectual Property Institute (“Instituto Nacional de Propriedade Intelectual – INPI”). The software used by the Company or by the Subsidiaries are (i) legitimately owned or legitimately used by them in accordance with any applicable legislation; and (ii) sufficient for the regular development and performance of all of their activities. The Company and the Subsidiaries are not in breach of any third-party intellectual property right.

(y)	Dividends. Except for the R$20,000,000.00 (twenty million reais) and R$16,003,570.87 (sixteen million, three thousand and five hundred and seventy reais and eighty-seven cents) dividends declared by the Fund, there are no dividends and/or interest on shareholders’ equity to be declared and/or paid by the Company and/or by its Subsidiaries. The R$16,003,570.87 (sixteen million, three thousand and five hundred and seventy reais and eighty-seven cents), as well as any other amount representative of an obligation owed by Company and/or its Subsidiaries to the SHAREHOLDERS shall be the object of capitalization before the Closing Date, as to ensure that the payment of the R$20,000,000.00 (twenty million reais) mentioned above is the only obligation pending as of such Date.

(z)	Indebtedness. Except for those listed in Annex 6.1. (z) (i) and for the loans to be capitalized during the process of Corporate Reorganization described in Annex 2.2.1., there are currently no other obligations, loan agreements or alternative form of financing in force, not even between the Company and its SHAREHOLDERS, the Company and the Subsidiaries, or the SHAREHOLDERS and the Subsidiaries. There are no protested instruments or collection suits pending against the Company or against its Subsidiaries, except for those listed in Annex 6.1. (z) (ii).

(aa)	Other Contractual Aspects. The Company and its Subsidiaries have always been responsible for the hiring of the persons responsible for the building of the developments (including with respect to the work carried out by contractors and sub-contractors), for the observance of the terms of the Building and Constructions Code, the technical quality of the units built and the materials utilized. There are no exclusive suppliers or agreements which may not be terminated or which termination would be excessive onerous, except for those listed in Annex 6.1. (aa).

(bb)	The Corporate Reorganization approved by the SHAREHOLDERS, which resulted in the creation of ALPHAPAR, has already been duly registered by the responsible bodies, has not led to the violation of any third-party rights, and is already in effect for the purposes expressly described in the corporate document, being therefore regular, complete and enforceable against third parties.

6.2. Representations and Warranties by ALPHAPAR. ALPHAPAR makes the following representations and provides the following representations and warranties to the INVESTOR:

(a)	Constitution and Situation. ALPHAPAR is a joint stock holding company formed on June 26, 2006, duly constituted and valid as per the laws of the Brazilian Federative Republic. ALPHAPAR’s situation is regular and it is fully apt to perform its activities and operate its businesses.

(b)	Authority. ALPHAPAR and the persons managing ALPHAPAR declare that they have the power to enter into this Agreement and execute each of the documents relating to the Transaction, as well as to meet all of their obligations under this Agreement. The execution of this Agreement and of the other documents mentioned in this Agreement has been approved by ALPHAPAR’s management bodies and does not breach any legal provision, regulation or contract applicable to ALPHAPAR and to its direct and indirect owners, or their respective articles of incorporation.

(c)	Binding Effect. This Agreement represents a licit and valid obligation, and the terms and conditions of the document are binding on and enforceable against ALPHAPAR.

(d)	ALPHAPAR’s Corporate Acts. No corporate act involving ALPHAPAR or relating to the transfer of shares issued by ALPHAPAR has been carried out between the date of constitution of the company and the present date, except for those listed in Annex 6.2. (d).

6.3. Representations and Warranties by the INVESTOR to ALPHAPAR and the Company. The INVESTOR makes the following representations and warranties to ALPHAPAR and the Company:

(a)	Constitution and Situation. The INVESTOR is a joint stock company, duly constituted and valid as per the laws of the Brazilian Federative Republic. The INVESTOR’s situation is regular and it is fully apt to perform its activities and operate its businesses. The INVESTOR is also the regular and legitimate owner (or enjoys unquestioned possession, as the case may be) and is able to freely manage all of its assets and rights.

(b)	Authority. The INVESTOR and the persons managing the INVESTOR declare that they have the power to execute each of the documents relating to this Agreement, as well as to meet all of their obligations under this instrument. The execution of this Agreement and of the other documents mentioned in this Agreement has been approved by the INVESTOR’s management bodies and does not breach any legal provision, regulation or contract applicable to the INVESTOR, or its articles of incorporation.

(c)	Binding Effect. This Agreement represents a licit and valid obligation, and the terms and conditions of the document are binding on and enforceable against ALPHAPAR. The execution of this Agreement has been approved by the INVESTOR’s Board of Directors, and represents a closing act as per Clause 5.2.

(d)	Governmental Restrictions. The execution and delivery of the documents relating to the Transaction do not require the consent, approval, authorization or other act by any governmental body or entity (whether part of the direct or the indirect administration), neither are they conditional upon any registration with or notification of any governmental body or entity, with the exception of the need for submission of the Transaction to the appreciation of the competition authority, as mentioned in Chapter X of this Agreement.

(e)	Due Diligence. The INVESTOR declares that it audited the documents and/or information made available by the Company. The list of documents and/or information made available by ALPHAPAR and by the Company, dated September 20, 2006, as well as any pending documents and information, are listed in Annex 6.3. (e) of this Agreement; and

(f)	Financial Capacity. The INVESTOR shall have, on the Closing Date, the financial capacity to make the payments described in Chapter II and to meet all of its obligations under this Agreement. Such financial capacity may take the form of cash, existing credit facilities or other forms of loans, or a combination of all three.

6.4. Representations Made by ALPHAPAR, RENATO E NUNO. Without prejudice to the provisions above, ALPHAPAR, RENATO and NUNO declare and recognize that the purpose of the audit was to provide the INVESTOR with information and documents relating to the Company and the Subsidiaries. The fact of the audit may not be used by the

SHAREHOLDERS as a mitigating factor with respect to the fulfillment of their responsibilities, in particular due to the fact that the content of the representations made by the SHAREHOLDERS, in the form described in this Chapter VI, and the obligation assumed by them to indemnify the INVESTOR for any acts and facts relating to the Company and the Subsidiaries that may have occurred prior of the date on which the INVESTOR joined the Company, as per Chapter VII of this Agreement, constitute one of the basis on which the INVESTOR decided to make the INVESTMENT, in the form provided under this instrument.

6.5. Representations and Warranties by RENATO, NUNO and the Personal Holdings with Respect to the Personal Holdings. RENATO, NUNO and the Personal Holdings make the following representations and warranties, with respect to the Personal Holdings:

(a)	Constitution and Situation. The Personal Holdings are limited companies, duly constituted and valid as per the laws of the Brazilian Federative Republic. The Personal Holdings’ situation is regular and they are fully apt to perform their activities and operate their businesses. The Personal Holdings are also the regular and legitimate owners (or enjoy unquestioned possession, as the case may be) and are able to freely manage all of their assets and rights.

(b)	Authority. The Personal Holdings and the persons managing the Personal Holdings declare that they have the power to execute each of the documents relating to this Agreement, as well as to meet all of their obligations under this instrument. The execution of this Agreement and of the other documents mentioned in this Agreement has been approved by the management bodies of the Personal Holdings and does not breach any legal provision or their articles of incorporation.

(c)	Binding Effect. This Agreement represents a licit and valid obligation, and the terms and conditions of the document are binding on and enforceable against the Personal Holdings; and

(d)	Governmental Restrictions. The execution and delivery of the documents relating to the Transaction do not require the consent, approval, authorization or other act by any governmental body or entity (whether part of the direct or the indirect administration), neither are they conditional upon any registration with or notification of any governmental body or entity, with the exception of the need for submission of the Transaction to the appreciation of the competition authority, as mentioned in Chapter X of this Agreement.

CHAPTER VII

INDEMNIFICATION

7.1. ALPHAPAR’s Obligation to Indemnify. Subject to the provisions of this Chapter VII, ALPHAPAR and the SHAREHOLDERS declare that they are jointly and severally responsible for indemnifying the INVESTOR and for keeping it undamaged with respect to losses, demands, lawsuits, obligations, responsibilities, contingencies, costs and expenses effectively suffered by the INVESTOR and/or the Company, including amounts relating to judicial costs, as well as professional fees and legal fees to be borne by the losing party in the dispute, (individually referred to as a “Loss” and jointly referred to as “Losses”) (i) concerning or resulting from forgery, omission, error, mistake or inaccuracy of the representations and warranties provided by the Company, the SHAREHOLDERS and ALPHAPAR, as per Clauses 6.1. and 6.2. above, and/or (ii) regarding acts or facts which took place before the Closing Date, whether or not these have been included in the representations made and guarantees provided by the Company, RENATO and NUNO and/or by ALPHAPAR, and/or in the Annexes mentioned in such representations and guarantees (“ALPHAPAR’s Obligation to Indemnify”).

7.1.1.	Should the Loss be suffered directly by the INVESTOR, ALPHAPAR and the SHAREHOLDERS shall be jointly obliged to pay the INVESTOR, in the form described in this Chapter VII, an indemnification equivalent to 100% (one hundred percent) of the value of the Loss incurred by the INVESTOR.

7.1.2.	Should the Loss be suffered directly by the Company, ALPHAPAR and the SHAREHOLDERS shall be jointly obliged to pay the Company, in the form described in this Chapter VII, an indemnification in an amount equivalent to the participation held by the INVESTOR in the Company, as of the date on which the Loss was effective incurred by the Company.

7.2. INVESTOR’s Obligation to Indemnify. Subject to the provisions of this Chapter VII, the INVESTOR declares that it is responsible for indemnifying the SHAREHOLDERS and for keeping them undamaged with respect to the Losses effectively incurred by them and/or by the

Company as a result of forgery, omission, error, mistake or inaccuracy of the representations and warranties by the INVESTOR, as per Clause 6.3., above, as well as due to an Adjustment to the Third Installment deriving from a potential Loss which turns out not to be incurred after the application of the discount (or which is incurred after the application of the Adjustment but corresponds to an amount lower than that included in the Adjustment), as per Clause 2.4.9.1. (“INVESTOR’s Obligation to Indemnify” and, together with ALPHAPAR’s Obligation to Indemnify, the “Obligation to Indemnify”).

7.2.1.	Should the Loss be suffered directly by the SHAREHOLDERS, the INVESTOR shall be obliged to pay the SHAREHOLDERS, in the form described in this Chapter VII, an indemnification equivalent to 100% (one hundred percent) of the value of the Loss incurred by the SHAREHOLDERS.

7.2.2.	Should the Loss be suffered directly by the Company, the INVESTOR shall be obliged to pay the Company, in the form described in this Chapter VII, an indemnification in an amount equivalent to the participation held by the SHAREHOLDERS in the Company, as of the date on which the Loss was effective incurred by the Company.

7.3. Losses Subject to the Payment of Indemnification. A Loss suffered by any of the Parties shall only be subject to the payment of indemnification, in line with the terms set in this Chapter VII, if the Loss (i) relates to acts or facts which have taken place before the Closing Date, and (ii) has been effectively suffered and incurred by such Party, as detailed below. For the purpose of this Agreement, a Loss shall be deemed to have been effectively suffered and incurred by a Party if it is the object of a lawsuit or proceeding with respect to which (i) a final decision has been issued by the competent court, or (ii) a judicial or extrajudicial agreement has been duly approved or executed by the competent court, subject to the procedures set in Clause 7.4.

7.4. Indemnification Procedures. Any Party wishing to be indemnified (the “Party to be Indemnified”) by another Party (the “Indemnifying Party”“) in line with the terms of this Chapter VII shall send a notification to the Indemnifying Party (the “Indemnification Notification”) in this respect, which shall include a detailed description of the possible Loss and the facts relating to this Loss, including any lawsuit or proceeding which may result in the Loss and the value of such Loss in case of immediate liquidation, if known. The Party to be Indemnified shall also observe the following:

(i)	The Indemnification Notification shall be sent by the Party to be Indemnified to the Indemnifying Party within 10 (ten) business days of the receipt, by the Party to be Indemnified, of the notification, booking or summons relating to the lawsuit or proceeding which may result in the Loss but, in any event, at least 2 (two) days before the deadline set under the notification, booking or summons. Should the notification require the offer of assets for seizure, the Party to be Indemnified may take all necessary measures for this purpose. In addition, should the Party to be Indemnified offer assets for seizure, the Indemnifying Party shall be obliged to offer assets as a replacement to those put forward by the Party to be Indemnified.

(ii)	Should the Indemnifying Party be any of the SHAREHOLDERS, ALPHAPAR shall inform, within 48 (forty-eight) hours of receipt of the Indemnification Notification (but, in any event, within any timescale set under the law), whether the SHAREHOLDER intends to exercise the right of defense described in Clause 7.4. (v).

(iii)	Should the Indemnifying Party be the INVESTOR, it shall notify ALPHAPAR, within 48 (forty-eight) hours of receipt of the Indemnification Notification (but, in any event, within any timescale set under the law), whether it intends to exercise its right of defense described in Clause 7.4. (v).

(iv)

Should the Indemnifying Party decide not to file a defense in relation to the relevant lawsuit or proceeding, the Party to be Indemnified may, at its exclusive discretion (a) file such a defense and/or (b) enter into an agreement or transaction with the purpose of bringing the lawsuit or proceeding to an end. In any event, any legal costs shall be borne by the Indemnifying Party. Subject to the provisions set in item (vii) below, should the Party to be Indemnified assume the responsibility for filing a defense in relation to any lawsuit or proceeding, in line with the terms of this Chapter, and decide to enter into an agreement or transaction with the purpose of bringing the lawsuit or proceeding to an end, the Party to be Indemnified shall obtain the prior consent, in writing, of the Indemnifying Party, with respect to the terms and conditions of such agreement or transaction. Should the Indemnifying Party decide to file a defense in relation to the lawsuit or proceeding, any and all costs associated with the filing of such defense shall continue to be borne by the Indemnifying Party. Should the Indemnifying Party opt to enter into an agreement in order to bring the lawsuit or proceeding to an end, the Loss resulting from such agreement shall be refunded to the Party to be Indemnified, if and to the extent that such Loss is subject to the payment of indemnification under the terms of this Chapter VII.

(v)	Irrespective of which Party is to assume the responsibility for filing the defense (i.e. the Indemnifying Party or the Party to be Indemnified), the Indemnifying Party shall be obliged to ensure that the associated legal costs and expert fees are paid, as well as to make any necessary deposits in court, provide any necessary guarantees, offer assets for seizure and/or take all measures required for the regular development of the lawsuit or proceeding. The Indemnifying Party may request the Party to be Indemnified to provide a power-of-attorney to the lawyers appointed by the Indemnifying Party. Although the Party to be Indemnified shall be required to comply with such request, the Indemnifying Party must ensure that copies of any documents filed by its lawyers, as well as of any decisions issued by the relevant court (including interim decisions) are sent to the Party to be Indemnified.

(vi)

The failure, by the Party to be Indemnified, to comply with any of the procedures and deadlines set in this Clause 7.4. shall result in the loss of all of the rights set under this Chapter VII. In this event, the Party to be Indemnified shall no longer be able to demand the Indemnifying Party to pay any indemnification or refund. This provision, however, shall not apply in relation to the period during which ALPHAPAR has representatives in the Company’s Board of Directors or Executive Committee as, in this case, the timescale above shall only start to run, with respect to the INVESTOR, when the INVESTOR or its representatives in the Company’s Board of Directors or Executive Committee effectively become aware of the act or fact which may result in a Loss to the

Company or to the INVESTOR, for which ALPHAPAR and the SHAREHOLDERS shall be jointly obliged to indemnify the INVESTOR.

(vii)	Should a Loss result from an administrative decision, the Indemnifying Party may opt to file a lawsuit with the purpose of reverting the decision, in which case it shall necessarily bear the relevant costs, including legal fees. Should a Loss result from an administrative decision, but the Indemnifying Party opt not to file a lawsuit with the purpose of reverting the decision, the Party to be Indemnified may opt to (a) comply with the administrative decision and therefore make the necessary payment, in which case the Loss shall be deemed effectively incurred and subject to the immediate payment of indemnification by the Indemnifying Party, in line with Clause 7.3.; or (b) file a lawsuit with the purpose of reverting the administrative decision. The payment described in item (a), above, regarding compliance with the administrative decision and triggering of the obligation to indemnify, may be made by the Party to be Indemnified without the prior consent of the Indemnifying Party, should the latter decide not to file a lawsuit with the purpose of reverting the administrative decision.

7.5. Validity. Subject to the provisions set in Clause 7.5.1., the Obligation to Indemnify described in this Chapter VII, as well as the representations and warranties provided in line with Chapter VI, shall remain in force for 6 (six) years or until the operation of the relevant statute of limitation, whichever occurs first (“Indemnification Period”). Such Obligation to Indemnify shall only apply to Losses resulting from lawsuits or proceedings (i) commenced during the Indemnification Period and (ii) which have been the object of an Indemnification Notification sent by the Party to be Indemnified to the Indemnifying Party within the Indemnification Period, subject to the provisions above, in particular Clauses 7.4. (i) and 7.4. (vi).

7.5.1.	Irrespective of the provisions in Clause 7.5., above, the Indemnification Period for Losses relating to the payment of social contributions and to any other tax matters shall be 10 (ten) years and 7 (seven) years, respectively.

CHAPTER VIII

ORDINARY COURSE OF BUSINESS AND ADDITIONAL

OBLIGATIONS

8.1. ALPHAPAR’s Additional Obligations. Except if provided for and/or permitted under this Agreement, ALPHAPAR commits (on behalf of ALPHAPAR itself and on behalf of the Company) not to carry out (or allow the Subsidiaries to carry out) any of the following acts, except in the Ordinary Course of Business, without the prior consent of the INVESTOR:

(i)	change the composition of the Company’s management;

(ii)	carry out any incorporation, split or merger operation, or operation for the incorporation of shares, involving the Company or the Subsidiaries, or the shares of the Company or the Subsidiaries;

(iii)	invest in, acquire or dispose of equipment or property, by means of a single transaction or a series of transactions, worth R$1,000,000.00 (one million reais) or more;

(iv)	approve the issuing of shares, quotas, debentures or any other security by the Company and/or the Subsidiaries, except in accordance with the terms of this Agreement;

(v)	implement any voluntary redundancy program, or terminate employees, in breach of the Company’s current policy, or terminate, without cause, agreements entered into with consultants and service providers, as well as hire new employees, consultants or service providers, except in the Ordinary Course of Business (but, in any case, provided that the employee, consultant or service provider’s total remuneration is not superior to R$50,000.00 (fifty thousand reais) per year);

(vi)	acts which result in the recognition of debt by the Company and/or the Subsidiaries, by means of a single transaction or a series of transactions, in a value corresponding to R$1,000,000.00 (one million reais) or more;

(vii)	increase or reduce the share capital of the Company and/or the Subsidiaries;

(viii)	the granting of loans, by the Company and/or the Subsidiaries, by means of a single transaction or a series of transaction, in a value corresponding to R$500,000.00 (five hundred thousand reais) or more;

(ix)	distribution of dividends and/or payment of interest on shareholders’ equity by the Company and/or the Subsidiaries;

(x)	execution of agreements with Related Parties by the Company and/or the Subsidiaries.

8.1.1.	Annex 8.1.1. includes a list of material operations carried out by the Company between the Base Balance Sheet date and the Execution Date. Annex 8.1.1. shall be updated by the SHAREHOLDERS on the Closing Date.

8.2. INVESTOR’s Additional Obligations. As a result of the Transaction and the transfer of the Control of the Company on the Closing Date, the INVESTOR shall replace all guarantees listed in Annex 8.2., which were provided by the SHAREHOLDERS, proportionally to their participation in the Company’s share capital, by their Affiliates or by the managers of the Company, for the benefit of third parties, in connection with agreements, debts, obligations and lawsuits or administrative proceedings involving the Company, within 30 (thirty) days of the Closing Date. The list of guarantees given by the SHAREHOLDERS, their Affiliates or managers, in line with this Clause, is included in Annex 8.2. of this Agreement. Should the INVESTOR fail to meet this obligation within the timescale set above, the INVESTOR shall pay the SHAREHOLDERS a fine equivalent to the amount to be borne by the SHAREHOLDERS and/or the value of the asset subject to foreclosure. This fine shall be immediately paid by the INVESTOR to the SHAREHOLDERS upon foreclosure, without prejudice to the SHAREHOLDERS’ right to be refunded for any Losses, in accordance with Clause 7, above.

CHAPTER IX

TERMINATION

9.1 This Agreement may be terminated at any time before the Closing Date in any of the following cases, subject to the provisions of this Agreement:

(i)	by agreement, in writing, between the Parties;

(ii)	in the case of bankruptcy, insolvency, judicial or extrajudicial recovery of any of the Parties;

(iii)	by any of the Parties, in the circumstance described in Clause 2.2.5.;

(iv)	by the INVESTOR, should be Adjustment provided for under Chapter III result in a variation of more than 20% (twenty percent) of the price of the First Installment; and

(v)	by the INVESTOR, in the circumstance described in Clause 2.4.13. (ii).

CHAPTER X

APPROVALS AND REGISTRATIONS

10.1. The INVESTOR agrees to make the presentations necessary to obtaining the Brazilian Administrative Council for Economic Defense (“Conselho Administrativo de Defesa Econômica - CADE”)’s approval for the Transaction, within the deadlines set by law, and to bear the costs associated with securing such approval.

10.2. ALPHAPAR and the Company shall provide the INVESTOR with information relating to ALPHAPAR or the Company, if and to the extent that such information is required by law or by the competition authority for the purpose of granting the necessary authorizations.

10.3. The Parties agree that should CADE impose any penalty and/or restriction which would prevent the INVESTOR from completing the Transaction in accordance with the terms of this Agreement, the Parties shall meet to identify the best way forward.

10.3.1.	In the event that CADE orders the Transaction to be reverted, or that the INVESTOR shall be obliged to sell the investment made in the Company, or, in addition, that the INVESTOR shall dispose of another asset as a condition to keeping the investment in the Company, the Parties shall carry out negotiations with the purpose of identifying the least onerous way to meet CADE’s determinations.

10.3.2.	The Parties agree that the SHAREHOLDERS, the Company and the Subsidiaries shall not be responsible, in any circumstance, for the payment of any fine or indemnification to the INVESTOR, should CADE do not approve the Transaction (and vice-versa).

CHAPTER XI

GENERAL PROVISIONS

11.1. Communications and Notifications. Any and all notifications, informs and communications required under this Agreement, or resulting from the operation of this Agreement, shall be sent, by one Party to the other, via registered mail, by means of a notification filed at the Registry of Deeds and Documents, or via any other form of communication which allows for proof of receipt. Any such notifications, informs and communications shall be sent to the Parties at the following addresses:

(A) If to ALPHAPAR, FATE, NLA, RENATO and/or NUNO,

The notification shall be sent to:

ALPHAVILLE PARTICIPAÇÕES S.A.

Avenida Cauaxi, 293, 2o andar, sala 24

Alphaville, Centro Comercial Alphaville

Cidade de Barueri, Estado de São Paulo

CEP 06454-943

FAX No: (11) 4195 1878

C/O: NUNO LOPES ALVES

(B) If to the INVESTOR,

The notification shall be sent to:

GAFISA S.A.

Avenida das Nações Unidas, 4777 – 9o andar

São Paulo, Estado de São Paulo

CEP 05477-000

FAX No: (11) 3025-9217

C/O: Dr. Dotter Karamm

(C) If to the Company,

The notification shall be sent to:

ALPHAVILLE URBANISMO S.A.

Avenida Cauaxi, 293, 2o andar

Centro Comercial Alphaville

São Paulo, Estado de São Paulo

CEP 06454-943

FAX No: 4195 1878

C/O: NUNO LOPES ALVES

Avenida das Nações Unidas, 4777 – 9o andar

São Paulo, Estado de São Paulo

CEP 05477-000

FAX No: (11) 3025-9217

C/O: Dr. Dotter Karamm

11.1.1.	Any Party may change the notification addresses included in this Agreement, provided that it notifies the other Party of such change of address. With respect to ALPHAPAR, RENATO and NUNO, a common and single address shall be provided for notification purposes, as ALPHAPAR was appointed as RENATO and NUNO’s representative for this purpose, pursuant to the Power-of-Attorney included in Annex 11.1.1. of this Agreement.

11.2. Use of the Trademark Alphaville. The INVESTOR may aggregate and/or combine its trademark to the name “Alphaville” in the developments to be implemented by the Company. The INVESTOR may also, for this purpose, include the name “Alphaville” in its communications, releases, marketing materials and reports and communications to shareholders, investors, the São Paulo Stock Exchange (“Bolsa de Valores de São Paulo – BOVESPA”), the Brazilian Securities Commission (“Comissão de Valores Mobiliários – CVM”) and market analysts.

11.3. Non-Renunciation. Should any provision under this Agreement become null or void, the application of the other provisions shall not be affected, remaining therefore in force for all effects and purposes. In this event, the Parties shall negotiate the replacement of the provision deemed null and void with an alternative provision, which shall be written in a manner as to fulfill the purposes and effects that the Parties aimed to achieve through the original provision.

11.4. Whole Agreement. This Agreement and Annexes, which are executed and signed on this date, reflect in full the results of the negotiations carried out by the Parties and formalized herein. The Parties agree that this Agreement reflects accurately the negotiations previously carried out by the Parties and their intentions in this respect, and that it replaces in full any other documents, agreements or memoranda of any kind previously exchanged between or signed by the Parties. The relationship between the Parties as a result of the transaction formalized herein shall be governed exclusively by this Agreement and respective Annexes.

11.5. Amendments. This Agreement may only be amended by means of a written instrument signed by the Parties or their successors.

11.6. Irrevocability of the Agreement. This Agreement in entered into by the Parties on an irrevocable basis and is binding on the Parties, their successors and authorized assignees of any kind.

11.7. Assignment. The rights and obligations set under this Agreement shall not be assigned without the prior and express consent of the other Parties.

11.8. Enforceability. This Agreement is a legally enforceable instrument and subject to specific performance in accordance with the applicable legislation.

11.9. Joint Responsibility. In the event of death of RENATO and/or NUNO, and exclusively with respect to acts or facts occurred after the Closing Date, there shall be no direct or indirect joint responsibility between the remaining SHAREHOLDERS and the heirs of the deceased SHAREHOLDER. For the avoidance of any doubt, this exception shall not apply with respect to the Obligation to Indemnify described in Chapter VII.

CHAPTER XII

DISPUTE RESOLUTION AND ARBITRATION

12.1. Any dispute between the Parties regarding this Agreement, its interpretation, validity, observance, enforceability, default or termination, shall be addressed by means of direct negotiations carried out in good faith, which shall last no longer than 30 (thirty) days, calculated from the date of receipt of the extrajudicial notification concerning the existence of the dispute and the need to reach a solution to such dispute.

12.2. Arbitration. Should the Parties do not reach an agreement within the timescale set in Clause 12.1., the dispute shall be submitted to arbitration, on an exclusive and final basis, in accordance with the provisions of Law no. 9307/96.

12.3. Institutional Arbitration. The arbitration shall be administered by the Brazil-Canada Chamber of Conciliation and Arbitration (“Chamber”), and conducted in accordance with its Regulations (“Chamber Regulations”) and the provisions of Law no. 9307/96 and the Brazilian Code of Civil Procedure.

12.4. Arbitration Venue. The arbitration shall take place in the City of São Paulo, State of São Paulo, without prejudice to the Parties’ right to agree a difference place for the hearings.

12.5. Arbitrators. The arbitration shall be carried out by an Arbitration Tribunal composed of 3 (three) arbitrators. Each party to the dispute shall nominate 1 (one) arbitrator; the third arbitrator, who shall serve as President of the Arbitration Tribunal, should be jointly appointed by the 2 (two) nominated arbitrators. Should the nominated arbitrators do not reach an agreement for the purpose of appointing the third arbitrator, this shall be appointed by the President of the Chamber.

12.6. Arbitration Decision. The arbitration decision shall be binding on the parties and shall not be subject to any judicial or administrative appeal. The arbitration decision shall determine that the costs resulting from the arbitration proceeding and any lawsuit relating to such arbitration proceeding (including fees owed to legal advisers, technical experts and arbitrators) shall be paid by the losing party. Should both Parties be partially defeated, the Arbitration Tribunal shall determine the proportion of costs to be borne by each Party, as well as the form of allocation of such costs.

12.7. Continuous Execution. The Parties agree that, during the course of the arbitration proceeding, the Parties shall continue to meet their respective obligations under this Agreement, with the exception of those obligations covered by the arbitration proceeding.

12.8. Confidentiality. Any document or information disclosed by the Parties in the course of the arbitration proceeding, as well as the existence of the arbitration proceeding itself, shall be treated confidentially. The Parties and the appointed arbitrators agree not to disseminate or transmit any such documents or information to third parties, except where required by law or by court or administrative authority (and, in this case, only if the Parties and/or appointed arbitrators are unable to invoke their confidentiality obligation).

12.9. Jurisdiction. Subject to the provisions set in Clauses 12.2. to 12.8., the Parties agree that the Courts of the City of São Paulo, Estate of São Paulo shall have exclusive jurisdiction for the purpose of: (i) requesting preliminary injunctions or provisional remedies, prior to the nomination of the arbitrator(s), (ii) carrying out coercive measures determined by the arbitrator or Arbitration Tribunal, (iii) the specific performance of this Agreement, and (iv) any other legal procedures expressly permitted under Law no. 9307/96. The Parties may request any competent court to execute the arbitration decision.

(signature page of the Investment Agreement dated 10/02/2006)

São Paulo, October 2, 2006.

ALPHAVILLE PARTICIPAÇÕES S.A.

/s/ Renato de Albuquerque

/s/ Nuno Luis de Carvalho Lopes Alves

RENATO DE ALBUQUERQUE

/s/ Renato de Albuquerque

NUNO LUIS DE CARVALHO LOPES ALVES

/s/ Nuno Luis de Carvalho Lopes Alves

GAFISA S.A.

/s/ Wilson Amaral de Oliveira

/s/ Alceu Duilio Calciolari

ALPHAVILLE URBANISMO S.A.

/s/ Renato de Albuquerque

/s/ Nuno Luis de Carvalho Lopes Alves

FATE ADMINISTRAÇÃO E INVESTIMENTOS LTDA.

/s/ Renato de Albuquerque

NLA ADMINISTRAÇÃO E PARTICIPAÇÕES LTDA.

/s/ Renato de Albuquerque

/s/ Nuno Luis de Carvalho Lopes Alves

Witnesses:

1.	–	/s/ Marcelo Lyrio	2.	–	/s/ Rodrigo Osmo
		Name:			Name:
		Brazilian National ID (“R.G.”) No:			Brazilian National ID (“R.G.”) No:
		Brazilian Individual Tax Payer Registry (“CPF”) No:			Brazilian Individual Tax Payer Registry (“CPF”) No: